EXHIBIT 99.2
For Immediate Release

Contact:
Lisa Gordon, VP of Business Development
and Strategy
Advanced Magnetics, Inc.
(617) 498-3321
lgordon@advancedmagnetics.com

ADVANCED MAGNETICS ANNOUNCES POSITIVE RESULTS FROM PHASE III STUDY OF FERUMOXYTOL
AS AN INTRAVENOUS IRON REPLACEMENT THERAPEUTIC
- Company Provides Update on Phase III Program -

CAMBRIDGE, MA (November 17, 2006) - Advanced Magnetics (NASDAQ: AMAG) today announced positive results from a Phase III clinical trial of ferumoxytol as an intravenous (IV) iron replacement therapeutic that is being presented at the American Society of Nephrology’s Renal Week 2006 Annual Meeting in San Diego, CA. A poster entitled “Ferumoxytol as Intravenous Iron Replacement Therapy in Chronic Kidney Disease (CKD) Patients Not on Dialysis - Evaluation of Safety and Efficacy in Two Phase III Studies” is being presented today at 10:00 am PT. The study enrolled 304 non dialysis-dependent chronic kidney disease patients (NDD-CKD) who were randomized to receive either two 510 mg doses of ferumoxytol within one week or 200 mg of oral iron daily for three weeks. The study demonstrated a statistically significant achievement of all the primary and secondary endpoints. Additionally, all primary and secondary endpoints were statistically significant in both patients on erythropoiesis stimulating proteins (ESP) and those not on ESPs.

Efficacy results in the intent to treat (ITT) and efficacy evaluable (EE) populations were similar. In the ITT population, ferumoxytol significantly outperformed oral iron for the primary endpoint of change in hemoglobin at Day 35 (ferumoxytol 0.81 ± 1.24 g/dl vs. oral iron 0.21 ± 1.04 g/dl, p=0.0002).

The results from the EE population analysis are as follows:

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At Day 35, patients receiving ferumoxytol had a significantly greater mean increase in hemoglobin compared to patients in the oral iron group (ferumoxytol 0.86 ± 1.23 g/dl vs. oral iron 0.06 ± 1.08 g/dl, p<0.0001).

•	Ferumoxytol was more likely to increase baseline hemoglobin by ≥ 1 g/dl compared to oral iron (ferumoxytol 42.3% vs. oral iron 16.1%, p=0.0004).

•	Increase in serum ferritin was significantly greater in the ferumoxytol group compared to the oral iron group at Day 21 (ferumoxytol 551.0 ± 301.7 ng/ml vs. oral iron 8.9 ± 52.2 ng/ml, p<0.0001).

•	Stratifying by ESP use, there was a significant difference in hemoglobin increase for ferumoxytol compared to oral iron in both patients who were on ESP and those who were not.

•	At Day 35, mean hemoglobin increase in the group on a stable ESP dose was 1.20 ± 1.54 g/dl for ferumoxytol compared to -0.12 ± 1.27 g/dl for oral iron (p=0.0015).

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•	Similarly, at Day 35, mean hemoglobin increase in the group not on ESPs was 0.70 ± 1.01 g/dl for ferumoxytol compared to 0.15 ± 0.99 g/dl for oral iron (p=0.0038).

•	ESP use in combination with ferumoxytol resulted in 61.0% of patients achieving an increase in hemoglobin of at least 1 g/dl compared to 16.7% of patients on ESP and oral iron (p=0.001).

Ferumoxytol was well tolerated with repeated dosing (2 x 510 mg). Adverse events occurred in 52.0% of oral iron patients compared to 35.5% of ferumoxytol patients. Similarly, drug-related adverse events occurred in 24.0% of oral iron patients compared to 10.6% of ferumoxytol patients. Serious adverse events were higher in the oral iron group compared to the ferumoxytol group (oral iron 9.3% vs. ferumoxytol 4.6%). There were no drug-related serious adverse events in either group.

A copy of the company’s poster presentation is available on the Investors section of the company’s web site.

“We are pleased with the results we are presenting today at this prestigious nephrology meeting,” stated Brian J.G. Pereira, MD, President and CEO of Advanced Magnetics. “This is an exciting milestone for the company. These early results are encouraging, and we will continue our efforts to successfully complete the Phase III development program for ferumoxytol.”

The company also announced today the completion of enrollment in its second multi-center study in NDD-CKD patients. With the completion of this study, three of the four pivotal Phase III clinical studies in the iron therapy program are done. The company currently expects to complete enrollment in its last remaining Phase III study, a multi-center study in hemodialysis-dependent chronic kidney disease (HD-CKD) patients, by the end of the first quarter of calendar 2007. Based on the company’s current estimates of the timing of completion of the HD-CKD study and its efforts to prepare and finalize the submission of the New Drug Application (NDA) for ferumoxytol, the company currently plans to submit the NDA during the second half of calendar 2007.

About Advanced Magnetics
Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease. For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements regarding the expected date for completion of enrollment in the last remaining clinical trial for ferumoxytol, our efforts to successfully complete the Phase III development program for ferumoxytol, and the timing of the planned submission of the NDA for ferumoxytol are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such

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risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the clinical development of ferumoxytol, or may not be able to complete the development in a timely or cost-effective manner, due to the failure of our trials to demonstrate that ferumoxytol is safe and efficacious, the timing of enrollment of patients in the Phase III studies, unexpected results from our clinical sites, inadequate performance by third-party service providers involved in the conduct of the clinical trials, deficiencies in the design or oversight by us of these trials, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies for ferumoxytol; (2) uncertainties surrounding the clinical development of ferumoxytol and our ability to obtain regulatory approval for ferumoxytol from the FDA; (3) the possibility that the results of past ferumoxytol studies may not be replicated in future studies; (4) the fact that we lack sales and marketing expertise; (5) the possibility that we may not be able to raise additional capital on terms and on a timeframe acceptable to us, if at all; (6) uncertainties relating to our patents and proprietary rights; and (7) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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